Exhibit 99.1

Press Releases

SUNRISE TELECOM(R) REPORTS $13.2 MILLION SALES FOR SECOND QUARTER OF 2009

•	GAAP loss from operations of $2.2 million

•	Third quarter 2009 sales projected between $11 million and $13 million

SAN JOSE, Calif., Aug. 10 /PRNewswire-FirstCall/ — Sunrise Telecom Incorporated (Pink Sheets: SRTI), a leader in test and measurement solutions for telecom, wireless and cable networks, today announced unaudited financial results for the three months ended June 30, 2009.

Net sales for the second quarter of 2009 were $13.2 million compared to $14.0 million in the first quarter of 2009 and $20.2 million in the second quarter of 2008. Net sales for 2008 included sales from our Protocol Products Group (now named Accanto Systems) which was sold to LTE Innovations on December 12, 2008. Backlog as of June 30, 2009 was $2.5 million, compared to $4.7 million as of March 31, 2009 and $11.1 million at the end of the second quarter of 2008.

Gross margin of 51% for the second quarter 2009 is down from 62% in the first quarter of 2009 and down from 62% in the second quarter a year ago. The decline in gross margin was primarily due to an increase in one time charges such as provisions for warranty and inventory and inventory write-offs. The Company is currently reviewing the cause of such write-offs.

Second quarter operating loss was $2.2 million, compared to an operating loss of $0.6 million in the prior quarter and an operating loss of $3.8 million in the second quarter of 2008. The operating loss in the second quarter of 2009 was primarily due to one time charges in cost of goods sold. Net loss per share on a GAAP basis was $(0.04) compared to net loss of $(0.03) per share in the first quarter of 2009 and net loss of $(0.07) per share in the second quarter of 2008.

Restructuring Update

The Company made substantial progress during the past year towards its cost cutting and productivity improvement program. The integration of the wireline, fiber optics and broadband product groups into a single business has been completed. The Protocol Products Group has been sold and the Swiss based high resolution OTDR business was divested.

As part of the Company’s cost cutting initiatives, total headcount has been reduced by 40% since year-end 2007.

Additional Highlights

•	Debuted enhanced version of the CM2000(TM) Cable Modem Network Analyzer featuring digital video, high-speed data and voice installation and service functions.

•	Introduced the UDSL-3Play module for the MTT platform, the ultimate tool for DSL-based triple play services.

•	Unveiled the XTT 5000, the definitive tool for carrier 10 gigabit Ethernet and IP services testing.

•

Announced consolidation of most manufacturing operations in Taiwan for a planned annual savings of $2 million in cost of goods sold plus an additional $3 million in cash savings generated from lower inventory levels by year end. This consolidation will further address the material weakness in controls over inventory management noted in the 2009 Q1 form 10Q.

•

Voluntarily de-registered its shares with the SEC by filing Form 15-12G as a result of the Company’s strategic alternatives review and in order to achieve annual savings of approximately $2 million in administrative and regulatory compliance costs.

•

Announced intention to post regular quarterly and annual reports on the Pink Sheets website and continue to trade under its current symbol in order to preserve investor liquidity and transparency regarding company performance.

“We are pleased that second quarter revenue came in as expected despite the challenging economic environment,” said Sunrise Telecom Chief Executive Officer, Bahaa Moukadam. “Our cost cutting efforts significantly reduced our operating expenses, which are down to $9.0 million for the quarter compared to $16.2 million in the second quarter last year. The third quarter revenue will be a challenge with a traditionally soft European market in the summer months. I am optimistic the combination of new products and better execution will grow our top line and expand our margins leading to a return to profitability in the fourth quarter.”

Annual Meeting of Stockholders

The Company has scheduled its 2009 Annual Meeting of Stockholders for Wednesday, August 12, 2009 at 11:00AM at the Company’s headquarters at 302 Enzo Drive, San Jose, California.

Third Quarter Business Outlook

Based on current backlog and order expectations, Sunrise Telecom forecasts its third quarter sales to be in the range of $11 - $13 million.

–Financial Tables Following–

SUNRISE TELECOM INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (preliminary)

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	13,214	20,172	27,257	40,139
Cost of sales	6,450	7,779	11,800	18,930

Gross profit	6,764	12,393	15,457	21,209

Operating expenses:
Research and development	2,858	4,996	5,639	10,270
Selling and marketing	3,820	6,395	7,678	12,726
General and administrative	2,106	4,534	4,760	9,429
Restructuring	220	296	265	1,239

Total operating expenses	9,004	16,221	18,342	33,664

Loss from operations	(2,240)	(3,828)	(2,885)	(12,455)
Other income (expense), net	388	414	(559)	2,178

Loss before income taxes	(1,852)	(3,414)	(3,444)	(10,277)
Income tax expense	332	134	569	273

Net loss	(2,184)	(3,548)	(4,013)	(10,550)

Earnings per share:
Basic and diluted	(0.04)	(0.07)	(0.08)	(0.21)

Shares used in per share computation:
Basic and diluted	51,349	51,349	51,349	51,349

SUNRISE TELECOM INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary)

(In thousands, unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	8,488	9,196
Accounts receivable, net	11,997	19,732
Inventories, net	13,031	11,481
Prepaid expenses and other assets	3,053	2,200

Total current assets	36,569	42,609
Property and equipment, net	18,789	20,132
Restricted cash	293	296
Other assets	591	2,123

Total assets	56,242	65,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	2,000	2,000
Accounts payable	2,947	3,403
Other accrued liabilities	8,627	12,833
Income taxes payable	781	617
Deferred revenue	905	1,244

	15,260	20,097

Notes payable, less current portion	—	2
Income taxes payable	1,402	1,368
Deferred revenue, less current portion	43	71
Deferred tax liabilities	—	—
Stockholders’ equity	39,537	43,622

	56,242	65,160

About Sunrise Telecom Incorporated

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for telecom, cable and wireless networks. The Company’s robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SUNRISE TELECOM, the “S” logo, and other trademarks are trademarks of Sunrise Telecom Incorporated and may not be used without permission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, sales expectations for the third quarter of 2009 and expectations related to cost reductions from de-registration and relocation of manufacturing to Taiwan. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause results to differ include the following: a lack of acceptance or slower than anticipated acceptance for Sunrise Telecom’s new or enhanced products and modules; slower than anticipated product development or introduction into the marketplace; unanticipated delays in product delivery schedules; lower than anticipated end-user demand for telecommunications services and a corresponding cutback in spending by customers; increased competitive pressures, including from former employees; rapid technological change within the telecommunications industry; Sunrise Telecom’s dependence on a limited number of major customers; Sunrise Telecom’s dependence on limited source suppliers; deferred or lost sales resulting from order cancellations or order changes; deferred or lost sales resulting from Sunrise Telecom’s lengthy sales cycle; unanticipated difficulties associated with international operations; Sunrise Telecom’s ability to manage growth and slowdowns; the loss of key employees; ineffective internal controls requiring remediation; the long-term impact of cost controls; the Company’s general lack of liquidity; the unknown effects of management changes; and protracted litigation, which could disrupt Sunrise Telecom’s normal business operations. Some of these risks and uncertainties are described in more detail in Sunrise Telecom’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended March 31, 2009. Sunrise Telecom assumes no obligation to update the forward-looking statements included in this press release.

SOURCE Sunrise Telecom Incorporated

CONTACT: Richard D. Kent, Chief Financial Officer of Sunrise Telecom Incorporated, +1-408-363-8000